Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2017 Results

NEWARK, NJ — March 6, 2017: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.04 and Non-GAAP diluted EPS* of $0.27 on revenue of $367.6 million for the second quarter of its fiscal year 2017, the three months ended January 31, 2017.

HIGHLIGHTS

(Results for 2Q17 compared to 2Q16)

●	Revenue of $367.6 million compared to $382.5 million;

●	Income from operations of $3.1 million compared to $6.4 million;

●	Adjusted EBITDA* of $9.3 million compared to $11.7 million;

●	Diluted EPS of $0.04 compared to $0.18;

●	Non-GAAP diluted EPS* of $0.27 compared to $0.39;

●	IDT has declared a dividend of $0.19 per share for 2Q17 to be paid on or about March 24, 2017.

*Throughout this release, Non-GAAP EPS, Adjusted EBITDA, and Non-GAAP Net Income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“We made good progress in the second quarter building, deploying and scaling up the applications that will drive our growth going forward. We introduced the BOSS Revolution Money app including our flagship international money transfer service and released a major update of the BOSS Revolution calling app including messaging and free peer-to-peer calling. The two apps now work in tandem to provide a seamless user experience and convenient access to many of our consumer voice and payment offerings. We also continued rolling out the new Boss Revolution retailer portal across our nationwide network of stores. This upgrade makes it much easier for retailers to sell all BOSS Revolution products and services.

“Our National Retail Solutions (NRS) and our net2phone UCaaS businesses are posting excellent results. NRS has increased the number of bodegas and retailers operating its POS terminals 10-fold over the past year, while net2phone quadrupled its customer base during the same period.

“Financial results for the second quarter were fairly consistent with recent trends. Year over year, our cost cutting initiatives partially offset the impact to our bottom line resulting from the decrease in revenue. Sequentially, we held revenue relatively flat, while SG&A expense increased as we stepped up investment in our growth initiatives. Going forward, we will continue to keep a close eye on our overhead expense.”

2Q17 CONSOLIDATED RESULTS

Results (in millions, except EPS)	2Q17	1Q17	2Q16	2Q17 - 2Q16 Change (%/$)
Revenue	$367.6	$369.2	$382.5	(3.9)%
Direct cost of revenue	$310.9	$313.0	$319.7	(2.8)%
Direct cost of revenue as a percentage of revenue	84.6%	84.8%	83.6%	+100 BP
SG&A expense	$47.3	$45.4	$51.1	(7.3)%
Depreciation and amortization	$5.3	$5.3	$5.0	+6.6%
Income from operations	$3.1	$5.2	$6.4	$(3.3)
Adjusted EBITDA*	$9.3	$10.7	$11.7	$(2.4)
Net income attributable to IDT	$0.9	$21.9	$4.1	$(3.2)
Diluted earnings per share	$0.04	$0.96	$0.18	$(0.14)
Non-GAAP net income*	$6.1	$10.1	$9.0	$(2.9)
Non-GAAP diluted EPS*	$0.27	$0.44	$0.39	$(0.12)

Consolidated results in 2Q16 include the results of Zedge, which was spun off to IDT stockholders on June 1, 2016. Zedge contributed $3.5 million in revenue, $1.7 million in income from operations, and $1.6 million in Adjusted EBITDA in 2Q16, and had no contribution in fiscal 2017.

Consolidated results for all periods presented include corporate overhead. In 2Q17, corporate G&A expense increased to $2.8 million from $2.1 million (+35.4%) in the year ago quarter, primarily as a result of a $0.6 million increase in non-cash compensation.

At January 31, 2017, IDT had $130.8 million in unrestricted cash, cash equivalents and marketable securities. In addition, the company reported $89.4 million in current restricted cash and cash equivalents, nearly all of which represented customer deposits held by IDT’s Gibraltar-based bank. Current assets totaled $304.9 million and current liabilities were $310.9 million.

Net cash used in operating activities during 2Q17 was $6.3 million, compared to net cash provided by operating activities of $11.2 million in 2Q16. For the same periods, capital expenditures were $5.0 million compared to $3.7 million, respectively.

2Q17 RESULTS BY SEGMENT

(Results are for 2Q17 unless otherwise noted).

Results	TPS		UCaaS		CPS		ALL OTHER
(in millions)	2Q17	2Q16	2Q17	2Q16	2Q17	2Q16	2Q17	2Q16
Revenue	$358.5	$370.6	$7.1	$6.1	$1.4	$1.8	$0.5	$4.0
Direct cost of revenue	$307.3	$315.5	$2.9	$3.2	$0.6	$0.8	-	$0.3
SG&A expense	$40.2	$43.9	$3.8	$2.8	$0.5	$0.7	-	$1.6
Depreciation and amortization	$4.0	$4.0	$0.9	$0.7	-	-	$0.4	$0.3
Income (loss) from operations	$6.9	$6.9	$(0.5)	$(0.6)	$0.2	$0.3	$0.1	$1.8
Adjusted EBITDA*	$10.9	$11.2	$0.4	$0.1	$0.2	$0.3	$0.5	$2.2

2

Telecom Platform Services (TPS)

The Telecom Platform Services segment accounted for 97.5% of IDT’s revenue in 2Q17 compared to 96.9% in 2Q16. TPS markets and distributes multiple communications and payment services across three broad business categories: Retail Communications, Wholesale Carrier Services and Payment Services.

TPS’ minutes of use (MOU) in 2Q17 were 6.77 billion, a decrease from 6.84 billion (-1.1%) in 2Q16.

TPS’ revenue in 2Q17 was $358.5 million, a decrease from $370.6 million (-3.3%) in the year ago quarter.

Within TPS, Retail Communications’ revenue declined 8.2% year over year to $153.2 million. TPS’ dominant offering, the popular BOSS Revolution® calling service, has been impacted by increased competition from wireless operators’ “unlimited” offerings and the rise of over-the-top voice and messaging. The industry-wide steep pricing declines on the US to Mexico corridor in recent years also contributed to the year over year decrease in TPS’ revenue, but was not a significant factor sequentially. BOSS Revolution calls from the US to Mexico generated less than 2% of TPS’ revenue in 2Q17.

Wholesale Carrier Services’ revenue decreased 3.1% year over year to $145.8 million, primarily because of a decrease in sales to small and medium sized carrier customers who utilize IDT’s self-service, web-based prepaid termination services platform, and due to the absence of certain exchange rate driven arbitrage-pricing opportunities that existed in the year ago quarter.

Payment Services’ revenue jumped 11.8% to $59.6 million. The increase in Payment Services revenue was generated predominantly by growth in our international mobile top up and money transfer businesses.

TPS’ direct cost of revenue in 2Q17, expressed as a percentage of TPS’ revenue, was 85.7%, an increase of 60 basis points year over, primarily reflecting competitive margin pressure on both our BOSS Revolution and wholesale carrier offerings.

TPS’ SG&A expense in 2Q17 of $40.2 million represented 11.2% of TPS’ revenue in 2Q17, a 70 basis points decrease compared to the year ago quarter, primarily resulting from reduced headcount.

TPS’ income from operations was $6.9 million in both 2Q17 and 2Q16, while Adjusted EBITDA for the same periods were $10.9 million and $11.2 million, respectively, as the reduction in SG&A expense mostly offset the impact of the decrease in revenue.

Unified Communications as a Service (UCaaS)

The UCaaS segment is comprised of offerings from IDT’s net2phone® division, including (1) cable telephony, (2) hosted PBX, (3) SIP trunking, which supports inbound and outbound domestic and international calling from an IP PBX, and (4) PicuP, a highly-automated business phone service that answers, routes and manages voice calls.

UCaaS’ revenue in 2Q17 increased to $7.1 million from $6.1 million in 2Q16, including a 230.6% increase in revenue from net2phone’s hosted PBX offering. The segment’s two largest offerings - cable telephony and SIP trunking - also posted year over year gains.

UCaaS’ direct cost of revenue expressed as a percentage of revenue decreased from 51.7% in 2Q16 to 41.0% in 2Q17, an improvement of 1070 basis points, as its business continued to scale.

3

SG&A expense for the UCaaS segment increased to $3.8 million in 2Q17 from $2.8 million (+33.5%) in 2Q16. As a percentage of UCaaS’ revenue, SG&A in 2Q17 increased 660 basis points year over year to 53.0%, as net2phone ramped up its investment in technology and expanded the scope of its sales and marketing efforts.

UCaaS’ loss from operations narrowed to $464 thousand in 2Q17 from $576 thousand in 2Q16. Adjusted EBITDA increased to $430 thousand in 2Q17 from $117 thousand over the same period.

Consumer Phone Services (CPS)

The Consumer Phone Services segment sells local and long distance services in the U.S., marketed under the brand name IDT America. CPS has been in harvest mode for more than a decade - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter conformed to expectations.

All Other

All Other includes IDT’s real estate holdings, comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, as well as other small businesses and investments, including an investment in Cornerstone Pharmaceuticals, Inc.

Cornerstone is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells.

All Other previously included Zedge, a platform and mobile app centered on self-expression. Zedge was fully spun off from IDT to IDT’s shareholders on June 1, 2016. Because the disposition of IDT’s interest in Zedge did not meet the criteria to be reported as a discontinued operation, Zedge’s results of operations and cash flows continue to be included in prior comparative periods.

All Other’s revenue in 2Q17 was $0.5 million, a decrease from $4.0 million (-87.7%) in 2Q16. Exclusive of Zedge, revenue in 2Q16 was $0.5 million.

All Other’s income from operations in 2Q17 was $82 thousand compared to $1.8 million (-95.6%) in 2Q16. Exclusive of Zedge, income from operations in 2Q16 was $115 thousand.

DIVIDEND

IDT’s Board of Directors has declared a quarterly dividend of $0.19 per share of Class A and Class B common stock for 2Q17 to be paid on or about March 24, 2017. The dividend will be paid to stockholders of record as of the close of business on March 17th. The ex-dividend date will be March 15th. This distribution will be treated as a return of capital for tax purposes.

4

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed one hour after the call, and will be available through March 13, 2017, by dialing 1-844-512-2921 (toll free from the US) or 1-412-317-6671 (international) and providing this pin code: 10101016. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

About IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship BOSS Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

5

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2017	July 31, 2016
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$77,524	$109,537
Restricted cash and cash equivalents	89,420	98,822
Marketable securities	53,273	52,949
Trade accounts receivable, net of allowance for doubtful accounts of $5,173 at January 31, 2017 and $4,818 at July 31, 2016	55,464	49,283
Prepaid expenses	14,994	15,189
Other current assets	14,228	13,273

Total current assets	304,903	339,053
Property, plant and equipment, net	89,205	87,374
Goodwill	11,137	11,218
Other intangibles, net	676	843
Investments	23,623	14,024
Deferred income tax assets, net	22,450	9,554
Other assets	7,372	7,592
Total assets	$459,366	$469,658

Liabilities and equity
Current liabilities:
Trade accounts payable	$32,237	$30,253
Accrued expenses	101,316	117,434
Deferred revenue	83,835	86,178
Customer deposits	87,468	95,843
Income taxes payable	494	578
Other current liabilities	5,557	13,534
Total current liabilities	310,907	343,820
Other liabilities	1,627	1,635

Total liabilities	312,534	345,455
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2017 and July 31, 2016	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,550 and 25,383 shares issued and 21,525 and 21,452 shares outstanding at January 31, 2017 and July 31, 2016, respectively	255	254
Additional paid-in capital	401,055	396,243
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 4,025 and 3,931 shares of Class B common stock at January 31, 2017 and July 31, 2016, respectively	(117,154)	(115,316)
Accumulated other comprehensive loss	(6,210)	(3,744)
Accumulated deficit	(139,644)	(153,673)
Total IDT Corporation stockholders’ equity	138,335	123,797
Noncontrolling interests	8,497	406
Total equity	146,832	124,203
Total liabilities and equity	$459,366	$469,658

6

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2017	2016	2017	2016
	(in thousands, except per share data)

Revenues	$367,556	$382,454	$736,707	$773,032
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	310,913	319,724	623,941	644,235
Selling, general and administrative (i)	47,325	51,054	92,763	104,143
Depreciation and amortization	5,301	4,973	10,601	10,025
Total costs and expenses	363,539	375,751	727,305	758,403
Other operating expense	(889)	(326)	(1,088)	(326)
Income from operations	3,128	6,377	8,314	14,303
Interest income, net	309	534	609	692
Other (expense) income, net	(419)	(234)	1,974	(844)
Income before income taxes	3,018	6,677	10,897	14,151
(Provision for) benefit from income taxes	(1,761)	(2,014)	12,655	(4,911)
Net income	1,257	4,663	23,552	9,240
Net income attributable to noncontrolling interests	(382)	(598)	(758)	(981)
Net income attributable to IDT Corporation	$875	$4,065	$22,794	$8,259

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.04	$0.18	$1.00	$0.36
Diluted	$0.04	$0.18	$0.99	$0.36

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,768	22,799	22,740	22,867
Diluted	22,963	22,799	22,931	22,884
Dividends declared per common share	$0.19	$0.19	$0.38	$0.37

(i) Stock-based compensation included in selling, general and administrative expenses	$1,426	$873	$2,128	$1,644

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2017	2016
	(in thousands)
Operating activities
Net income	$23,552	$9,240
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,601	10,025
Deferred income taxes	(12,868)	4,708
Provision for doubtful accounts receivable	126	486
Realized gain on marketable securities	(305)	(543)
Interest in the equity of investments	(295)	(79)
Stock-based compensation	2,128	1,644
Change in assets and liabilities:
Restricted cash and cash equivalents	4,098	(5,360)
Trade accounts receivable	(8,189)	(1,366)
Prepaid expenses, other current assets and other assets	(1,432)	7,644
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(14,927)	(10,814)
Customer deposits	(1,177)	8,200
Income taxes payable	(83)	159
Deferred revenue	(2,043)	1,202
Net cash (used in) provided by operating activities	(814)	25,146
Investing activities
Capital expenditures	(10,543)	(9,223)
Proceeds from sale of interest in Fabrix Systems Ltd.	—	4,769
Payment for acquisition, net of cash acquired	(1,827)	—
Cash used for investments	(8,308)	(350)
Proceeds from sale and redemption of investments	4	626
Purchases of marketable securities	(17,209)	(24,480)
Proceeds from maturities and sales of marketable securities	16,848	18,720
Net cash used in investing activities	(21,035)	(9,938)
Financing activities
Dividends paid	(8,765)	(8,626)
Distributions to noncontrolling interests	(817)	(1,220)
Proceeds from sale of member interests in CS Pharma Holdings, LLC.	1,250	—
Proceeds from exercise of stock options	835	—
Repayment of note payable	—	(6,353)
Repurchases of Class B common stock	(1,838)	(4,773)
Net cash used in financing activities	(9,335)	(20,972)
Effect of exchange rate changes on cash and cash equivalents	(829)	(5,083)
Net decrease in cash and cash equivalents	(32,013)	(10,847)
Cash and cash equivalents at beginning of period	109,537	110,361
Cash and cash equivalents at end of period	$77,524	$99,514
Supplemental schedule of non-cash investing and financing activities
Reclassification of liability for member interests in CS Pharma Holdings, LLC	$8,750	$—

8

Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 2Q17, 1Q17 and 2Q16, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation and amortization and other operating expense.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, stock-based compensation and other operating expense, and subtracts the tax benefit from group relief.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2017 and fiscal 2016 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating expense, which includes non-routine legal fees related to an FCC inquiry in fiscal 2017 and loss on disposal of property, plant and equipment in fiscal 2016, is a deduction from income from operations. Other operating expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters or dispose of certain assets. However, such legal and regulatory matters and disposals do not occur each quarter. IDT does not believe the gains or losses from asset sales or from non-routine legal and regulatory matters should be included in IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP.

Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The tax benefit from group relief is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because it is not directly related to the current results of IDT’s core operations. Group relief is only available after all prior net operating losses are utilized by one entity and that entity is able to utilize the current period losses of a related entity. The income tax benefit was recorded by Elmion Netherlands B.V., a Netherlands subsidiary. Group relief is not anticipated to be ongoing and Elmion Netherlands B.V. is expected to have a valuation allowance in future periods.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

9

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2017 (2Q17)
Adjusted EBITDA	$9.3	$10.9	$0.4	$0.2	$0.5	$(2.8)
Subtract:
Depreciation and amortization	5.3	4.0	0.9	-	0.4	-
Other operating expense	0.9	-	-	-	-	0.9
Income (loss) from operations	3.1	$6.9	$(0.5)	$0.2	$0.1	$(3.7)
Interest income, net	0.3
Other expense, net	(0.4)
Income before income taxes	3.0
Provision for income taxes	(1.8)
Net income	1.3
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$0.9

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2016 (1Q17)
Adjusted EBITDA	$10.7	$10.4	$0.6	$0.3	$0.5	$(1.1)
Subtract (Add):
Depreciation and amortization	5.3	4.2	0.7	-	0.4	-
Other operating expense	0.2	-	-	-	-	0.2
Income (loss) from operations	5.2	$6.2	$(0.1)	$0.3	$0.1	$(1.3)
Interest income, net	0.3
Other income, net	2.4
Income before income taxes	7.9
Benefit from income taxes	14.4
Net income	22.3
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$21.9

10

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2016 (2Q16)
Adjusted EBITDA	$11.7	$11.2	$0.1	$0.3	$2.2	$(2.1)
Subtract:
Depreciation and amortization	5.0	4.0	0.7	-	0.3	-
Other operating expense	0.3	0.3	-	-	-	-
Income (loss) from operations	6.4	$6.9	$(0.6)	$0.3	$1.9	$(2.1)
Interest income, net	0.5
Other expense, net	(0.2)
Income before income taxes	6.7
Provision for income taxes	(2.0)
Net income	4.7
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$4.1

11

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2017
Adjusted EBITDA	$20.0	$21.3	$1.0	$0.5	$1.0	$(3.9)
Subtract:
Depreciation and amortization	10.6	8.1	1.6	-	0.8	-
Other operating expense	1.1	-	-	-	-	1.1
Income (loss) from operations	8.3	$13.2	$(0.6)	$0.5	$0.2	$(5.0)
Interest income, net	0.6
Other income, net	2.0
Income before income taxes	10.9
Benefit from income taxes	12.7
Net income	23.6
Net income attributable to noncontrolling interests	(0.8)
Net income attributable to IDT Corporation	$22.8

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2016
Adjusted EBITDA	$24.6	$24.9	$0.5	$0.6	$3.2	$(4.6)
Subtract (Add):
Depreciation and amortization	10.0	7.7	1.4	-	0.9	-
Other operating expense	0.3	0.3	-	-	-	-
Income (loss) from operations	14.3	$16.9	$(0.9)	$0.6	$2.3	$(4.6)
Interest income, net	0.7
Other expense, net	(0.8)
Income before income taxes	14.2
Provision for income taxes	(4.9)
Net income	9.3
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$8.3

12

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q17	1Q17	2Q16	Six Months Ended January 31, 2017	Six Months Ended January 31, 2016

Net income	$1.3	$22.3	$4.7	$23.6	$9.2
Adjustments (add) subtract:
Stock-based compensation	(1.4)	(0.7)	(0.9)	(2.1)	(1.6)
Depreciation and amortization	(5.3)	(5.3)	(5.0)	(10.6)	(10.0)
Other operating expense	(0.9)	(0.2)	(0.3)	(1.1)	(0.3)
Tax benefit from group relief	-	16.6	-	16.6	-
Total adjustments	(7.6)	10.4	(6.2)	2.8	(11.9)
Income tax effect of total adjustments	2.8	1.8	1.9	5.1	4.0
	4.8	(12.2)	4.3	(7.9)	7.9
Non-GAAP net income	$6.1	$10.1	$9.0	$15.7	$17.1

Earnings per share:
Basic	$0.04	$0.97	$0.18	$1.00	$0.36
Total adjustments	0.23	(0.53)	0.21	(0.31)	0.39
Non-GAAP EPS - basic	$0.27	$0.44	$0.39	$0.69	$0.75

Weighted-average number of shares used in calculation of basic earnings per share	22.8	22.7	22.8	22.7	22.9

Diluted	$0.04	$0.96	$0.18	$0.99	$0.36
Total adjustments	0.23	(0.52)	0.21	(0.31)	0.39
Non-GAAP EPS - diluted	$0.27	$0.44	$0.39	$0.68	$0.75

Weighted-average number of shares used in calculation of diluted earnings per share	23.0	22.9	22.8	22.9	22.9

 13